Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned parties hereby agree to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the Class A Ordinary Shares, par value US$0.000125 per share, of Zhihu Inc., a company organized under the laws of the Cayman Islands.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party making the filing unless such party knows or has reason to believe that such information is inaccurate. It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

Date: November 12, 2024

TENCENT HOLDINGS LIMITED

By:	/s/ Ma Huateng
	Name:	Ma Huateng
	Title:	Director

Huang River Investment Limited

By:	/s/ Ma Huateng
	Name:	Ma Huateng
	Title:	Director